                          CERTIFICATE OF INCORPORATION

                                       OF

                          PRECISE INTELLECTUAL PROPERTY

                             HOLDINGS COMPANY, INC.


                  FIRST. The name of the corporation is Precise Intellectual Property Holdings Company, Inc. (hereinafter the "Corporation").

                  SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                  THIRD. The nature of the business of or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                  FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

                  FIFTH. The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  SIXTH. The name and mailing address of the sole incorporator is:

                        Name                             Mailing Address

                  Janelle Telesford                  Winston & Strawn
                                                     200 Park Avenue
                                                     New York, New York 10166

                  SEVENTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

                  EIGHTH. The Corporation shall, to the extent required, and may, to the extent permitted by the General Corporation Law, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30th day of June, 1999.


                                                    /s/ Janelle Telesford
                                                    ---------------------------
                                                    Janelle Telesford
                                                    Sole Incorporator